Exhibit 10.33

D-Wave Commercial Inc.
2650 E. Bayshore Rd.
Palo Alto, CA 94303
www.dwavesys.com

May 31, 2018

Jennifer Studer Houston

[*****]

[*****]

Full-Time Employment Agreement

This Agreement sets out the terms and conditions of your employment with D-Wave Commercial Inc. (the “Company”). If you agree with these terms and conditions, please return to us a signed copy of this Agreement.

1. Term: Your employment with the Company will commence on July 9, 2018 or such other date as may be agreed to between you and the Company (the “Commencement Date”) and your employment with the Company will continue under the terms and conditions of this Agreement until your employment is terminated as hereinafter provided.

2. Position and Duties:

(a) Position and Duties and Responsibilities: You will be employed by the Company in the position of Senior Vice President, Marketing. You will perform or fulfil such duties and responsibilities as normally or usually associated with that position and such other duties and responsibilities as may be directed from time to time by the Company in its sole discretion. You will abide by the policies, directions and practices of the Company. In its sole discretion, the Company may alter, amend, create or terminate policies, directions and practices. The terms and conditions of this Agreement, unless otherwise modified by the Company in writing as set out in Section 12, will continue to apply to you despite any such changes.

(b) Location of Work:

(i)

You understand and agree that the Company is an international organization with an expanding business in the marketplace. Accordingly, a fundamental requirement of your position is that you will be required to regularly travel both inside and outside of North America as required by the Company in performance of your duties.

(ii)

On the basis that the Company successfully obtains a work permit on your behalf, you agree that you will work in the offices of D-Wave Systems Inc. (“D-Wave Corporate”) in Burnaby, British Columbia, up to two weeks per month for the first six months of your employment.

(i)

For the tax year ending December 31, 2018 your business travel to Canada may create tax consequences for you and for the Company. To the extent that the Company requires you to travel, and such travel creates negative tax implications (such as additional taxes, filing expense or tax deductions), the Company will equalize your taxes, including expenses related to taxes, such that you will be no worse and no better than if you had not traveled for Company required business purposes. This equalization is herein referred to as the “Tax Equalization”.

(ii)

The Company will extend to you the benefit of Tax Equalization for the tax year ending December 31, 2018. During this tax year, D-Wave will deduct and remit any required payroll deductions in the United States and will pay any required Canadian withholdings on your behalf. If the Company remits any Canadian withholdings on your behalf, and if you are owed a refund of such withholdings, you must repay to the Company any such tax refund. If Canadian tax returns are required to be filed, this situation may complicate your tax returns, both in the United States and in Canada. If such complications occur, the Company will arrange for both your Canadian and your United States tax returns to be prepared by professional and independent tax

D-Wave Commercial Inc. 2650 E. Bayshore Rd. Palo Alto, CA 94303 www.dwavesys.com preparers chosen by the Company, for the tax year ending December 31, 2018.

(c) Scope and Hours of Work: During your employment, and subject to the Company’s business needs, you will perform at least 40 hours per week of work on such dates and times as determined by the Company in its sole discretion. While working you will devote your full time, attention and abilities to the effective and competent performance of your duties and responsibilities and you will give the Company the full benefit of your knowledge, expertise, technical skill and ingenuity. You are required to work such hours as are necessary to properly and effectively perform your duties and this may involve working hours that fall outside your usual working hours. You are not entitled to overtime pay or to time off in lieu.

3. Compensation:

(a) Rate of Pay: You will be paid an annual base salary of USD$250,000, payable in equal installments on the 15th and last day of each month, less all required or permitted withholdings and remissions, according to the Company’s regular payroll schedule (the “Base Salary”).

(b) Performance Bonus: You will be eligible to participate in the Management Bonus Plan for D-Wave Corporate, with a target bonus of 25% of Base Salary, based on attainment of objectives for D-Wave Corporate, the Company and personal objectives within the fiscal year. The terms of, funding of, and setting and evaluation of achievement of the D-Wave Corporate, Company and personal objectives is in the sole discretion of the board of directors of D-Wave Corporate.

(c) Employee Stock Option Plan: Subject to approval by the board of directors of D-Wave Corporate, you will be entitled to participate in the Amended and Restated Equity Incentive Plan of D-Wave Corporate (the “Plan”) in accordance with the terms of the Plan. After your employment with the Company has commenced, the CEO of D-Wave Corporate will recommend to the board of directors of D-Wave Corporate that you be granted an option to purchase:

(i)	up to 465,000 Class A voting common shares of D-Wave Corporate at an exercise price to be determined by the board of directors of D-Wave Corporate in their sole discretion;

(ii)

vesting in accordance with the Plan, except that in the event a Change in Control of D-Wave Corporate as defined in the Plan occurs (1) after you have successfully completed six (6) months of active employment with the Company following the Commencement Date, and (2) your employment with the Company is terminated by the Company without cause within twelve (12) months after the Change in Control, options which would, but for your termination, have vested within the twelve (12) months following the Change in Control will vest immediately on the date of the termination;

and all other terms and conditions in accordance with the Plan. As of the date of this Agreement, standard vesting for employees at your level is 25% upon completion of 12 months of active full-time employment with the Company following the grant date and the remaining 75% vesting 1/36 at the end of each month of full-time employment with the Company thereafter, so that the option is fully vested after completion of 48 months of active full-time employment following the grant date. The board of directors of D-Wave Corporate has the sole discretion to determine whether to grant the option and the terms and conditions applicable to the option, including but not limited to the number and type of shares, the price and the vesting period.

(d) Vacation Entitlement: You will be entitled to an annual paid vacation equal to four weeks per calendar year, prorated for any partial year of employment. Any vacation will be taken at such time or times as mutually agreed by the parties, and in compliance with the policies of the Company as amended from time to time. Failing such agreement, the Company may schedule your vacation time or times based on business considerations of the Company. Vacation accrues on a daily basis. You may not take paid vacation that has not been earned. Vacation can accrue up to a maximum of six paid weeks. Once the cap is reached, no further vacation time will accrue until some vacation time is used.

(e) Medical Insurance and Other Benefits: The Company will make available to you the insured benefit plans customarily available to its US based full-time employees at your level (the “Benefits”). Your participation in some of the Benefits may be mandatory in accordance with the terms and conditions of the Benefits. The terms and conditions of the Benefits, and your ability to qualify for the Benefits, will be determined by the plans or policies from time to time established, amended or purchased by the Company in its sole discretion. The Company retains the right to establish new Benefits and to eliminate, modify or alter any Benefits or benefit carriers from time to time and at any time in its sole discretion without advance notice. The terms and conditions of this Agreement will continue to apply to you despite any such changes. The Company’s obligations will not be to act as a self-insurer unless otherwise expressly stated in the terms and conditions of the applicable Benefits. The Company will, where applicable, pay premiums to an insurance carrier of its choice. All decisions regarding eligibility and coverage will be made by such insurance carrier; the Company will not bear any responsibility or liability therefore.

4. Confidentiality:

(a) Access to Confidential Information: You acknowledge that in the course of performing and fulfilling your duties and responsibilities to the Company, you may be entrusted with Confidential Information, and that the disclosure of the Confidential Information to competitors or clients of the Company or to the general public will be highly detrimental to the best interests and business of the Company.

(b) Definition: “Confidential Information” means trade secrets and information that is not generally known to the public or that would be reasonably considered confidential and proprietary to the Company and its business partners, and includes but is not limited to:

(i)	trade secrets, know-how, concepts, ideas whether patentable or not, methods, processes, formulae, apparatus, standards, product specifications and processing procedures;

(i)	revenue, costs, pricing and other financial data;

(ii)	any client, customer or business partner information (including without limitation, names, preferences, financial information, addresses or telephone numbers);

(iii)

all access codes, systems software applications, software/systems source and object codes, data, documentation, program files, flow charts, operational procedures, locations of operations, merchant numbers and merchant support and verification numbers; and

(iv)

the private affairs of the Company or any other information which you may acquire during the course of your employment with the Company with respect to the business and affairs of the Company, whether acquired in the course of employment or incidentally.

(c) Exclusions: Notwithstanding the provisions of Section 4(b), “Confidential Information” does not include information or data which you can prove:

(i)

is in the public domain at the date of its disclosure to you, or which thereafter enters the public domain through no fault of yours or of any other person owing a duty of confidentiality to the Company (but only after it enters the public domain); or

(ii)	was in your possession on a non-confidential basis prior to being disclosed under this Agreement as reasonably demonstrated by your written records;

provided that information which comprises part of the Confidential Information will not be included within the foregoing exceptions merely because individual parts of the information were within the public domain, or were within your prior possession.

(d) Use and Disclosure: You acknowledge that you will receive the Confidential Information solely for the purpose of carrying out your duties and responsibilities as an employee of the Company. Except as may be specifically required in the course of carrying out such duties and responsibilities, you will not, during the term of your employment with the Company or at any time thereafter:

(i)	disclose any Confidential Information to any person or entity; or

(ii)	use or exploit, directly or indirectly, the Confidential Information for any purpose other than the proper purposes of the Company.

Despite the foregoing, if you are required by law to disclose any Confidential Information then you will promptly notify the Company that you may be required to disclose Confidential Information and you will consult with and cooperate with the Company in any attempt to resist or narrow such disclosure or to obtain an order or other assurance that such information will be accorded confidential treatment. Notwithstanding any disclosure required by law, the Confidential Information disclosed will, for all other purposes, continue to be treated as Confidential Information under this Agreement.

(e) Return: Upon the termination of your employment with the Company for any reason, or upon the written request of the Company at any time, you will return immediately to the Company all Confidential Information then in your possession or under your control, including all written information, tapes, discs or memory devices and copies thereof including, without limitation, all papers, drawings, notes, notebooks, correspondence, records, reports, lists, photographs, memoranda, manuals, specifications, designs, devices and documents, and any other material on any medium in your possession or control pertaining to the Company. You will also return any keys, pass cards, identification cards or other property belonging to the Company.

5. Corporate Opportunities and Intellectual Property:

(a) Opportunities: Any business opportunities related to:

(i)	the current business or prospective business of the Company;

(ii)	any of the Confidential Information or any of the Property (as defined below); or

(iii)	any work performed by you for the Company;

which become known to you during the period of your employment with the Company must be promptly and fully disclosed and made available by you to the Company, and you agree not to take or omit to take, without the prior written approval of the Company, any action if the result would be to divert from the Company any such opportunity.

(b) Property Ownership: You acknowledge and agree that all right, title and interest in and to any information, documents, drawings, plans, models, works, trade secrets, inventions, discoveries, methods, improvements, research materials, software and databases, including all Confidential Information and including all intellectual property rights associated therewith, that:

(i)

relate to the Company’s business, as it may be conducted from time to time, and is made or conceived directly or indirectly by you during the course of your employment, whether or not conceived or made during your regular working hours and whether or not you are specifically instructed to make or develop the same and whether made solely, jointly or in combination with others;

(ii)

are made or conceived directly or indirectly by you during the course of your employment and during your regular working hours, whether or not you are specifically instructed to make or develop the same or whether made solely, jointly or in combination with others; or

(iii)

are made or conceived directly or indirectly by you during the course of your employment and using the Company’s tools and equipment, whether or not conceived or made during your regular working hours and whether or not you are specifically instructed to make or develop the same and whether made solely, jointly or in combination with others

(collectively the “Property”), will be for the benefit of the Company and will be considered to have been made under and by virtue of this Agreement and will immediately become the property of the Company. Any invention described in a patent application filed by or on behalf of you, or which is disclosed to third parties by you within one (1) year after terminating your employment with the Company which relates to your work with the Company, is rebuttably presumed to have been conceived or made during the period of your employment by the Company using the trade secrets of the Company, and you hereby assign the invention and all rights there in to the Company as provided by this Agreement, unless you clearly show by corroborating evidence that such invention was made without the use of the Company’s trade secrets and was made entirely on your own time, without the use of Company equipment, supplies or facilities.

(c) Assignments: You hereby assign, set over and transfer and agree to assign, to the Company your entire right, title and interest in and to any and all of the Property and to all letters patent, design patents, industrial designs, copyright, mask works, trade-marks, trade secret rights, and all other intellectual property rights, and all applications therefor which may be or may have been filed on the Property by or for you or in your name, or which may have been issued to you or for your benefit, whether filed or issued in the United States, Canada or any other country whatsoever. You further agree to execute any papers evidencing such assignment, set over or transfer, including executing counterpart or short form assignment documents, and to fully cooperate as may be requested by the Company, at the Company’s own expense, in evidencing such assignment, set over or transfer and in securing intellectual property rights in the Property.

(d) Moral Rights: You forever waive and release in favor of the Company any right, title or interest you have or may have in and to the Property including, without limitation, any right to claim authorship or anonymity, any right to restrain or claim damages for any modification, alteration or deletion of the Property or any part thereof, any right to restrain the use or reproduction of the Property, and any right to use or reproduce the Property, in each case, in any context and in connection with any product, service, cause or institution, and any right or benefit in law known as “moral” rights or any similar law anywhere in the world and all rights under the Canadian Copyright Act.

(e) Publications: You will not publish or disclose, or assist others to do so, any particulars of the Property or of any Confidential Information to any person or entity without the prior written consent of the Company.

(f) Removal of Property: All records, files, source or object codes, data, materials, tapes, documents, equipment, drawings, plans, models and the like relating to the Confidential Information or the Property will remain the sole and exclusive property of the Company. Except as authorized by the Company, you will not remove physically, electronically or in any other manner whatsoever from the premises of the Company or store or permit to be stored in any location other than the premises of the Company the Property or the Confidential Information or any records, files, source or object codes, data, materials, tapes, documents, equipment, drawings, plans, models and the like relating to the Confidential Information or Property.

(g) Third Party Confidential Information and Conflicts of Interest: The Company relies on its Confidential Information and Property and respects the confidential information and property of others. For this reason, the Company does not want, does not need and will not accept the confidential information or property of any third party, including but not limited to any of your former employers or clients. You represent and warrant to the Company that by entering into this Agreement with the Company you will not be in breach of any laws or agreement with any third party nor will you be in a position of conflict of interest to any third party. In particular, you represent and warrant to the Company that you are not subject to any law, agreement with or other obligation that would restrict your ability to perform your employment duties to the Company or that would in any way impair the Company’s ownership of the Confidential Information or Property. During your employment with the Company, you are strictly prohibited from using or disclosing to the Company any information that you obtained in confidence from a third party. You understand and agree that any breach of this Section, regardless of the materiality of the breach, will constitute immediate grounds for termination of your employment for cause.

6. Restrictive Covenant:

(a)

The parties acknowledge that the Company’s business is highly competitive and that in the course of your employment you will be privy to Confidential Information and other information concerning the Company’s business and that the Company’s business would be vulnerable to competition from you.

(b)

Accordingly, you will not during the term of your employment with the Company and for a six (6) month period following the date that your employment with the Company ceases (regardless of who initiated the termination and whether the termination was with or without cause), directly or indirectly accept employment with any person or entity engaged in an activity that is competitive with the Company.

(c)	The parties agree that the foregoing provisions are reasonable and necessary in order to protect the interests of the Company.

(d)

You agree and acknowledge that this covenant is given for good and valuable consideration (receipt of which is hereby acknowledged) and that by reason of your unique knowledge of and association with the business of the Company, the scope of this covenant as to both time and area is reasonable and commensurate with the protection of the legitimate interests of the Company. Section 6 of this Agreement applies regardless of the reason for your cessation of employment from the Company, and is severable from the other provisions of this Agreement.

(e)

You acknowledge that the damages the Company may suffer for breach of Sections 4, 5 and 6 of this Agreement may be irreparable, and in any event would be difficult, if not impossible, to ascertain, and you agree that the Company will have the right to an injunction or other available equitable relief in any court of competent jurisdiction, enjoining any threatened or actual breach. The existence of a right to an injunction or other available equitable relief will not preclude the Company from pursuing any other rights and remedies at law or in equity which it may have, including the right to seek recovery of damages.

(f)

The parties agree that if a court of competent jurisdiction will limit, restrict or otherwise change the geographical area, the time period or the types of business referred to in this Section, then the limited, restricted or changed geographical area, time period or types of business determined by such a court will, for the purposes of this Section 6, be deemed to be the original geographic area and/or time period and/or types of business referred to in such Sections as if they were the original geographic area, time period and business set out herein.

7. Resignation: You can resign from employment with the Company by providing to the Company one (1) month prior written notice of your resignation. At any time during this notice period, the Company may elect, in its sole discretion, to terminate this Agreement in accordance with Section 8.

8. Employment at Will:

(a) Your employment with the Company is “at will” according to the laws of the State of Washington. As an at-will employee, you or the Company may terminate your employment at any time with or without cause and with or without notice except where applicable United States federal, Washington state or local law provides otherwise. The Company also has sole discretion to modify the terms and conditions of your employment. No representative of the Company, other than the CEO has the authority to change the “at-will” status of any employee, and in order to be effective, the change must be in writing.

(b) Notwithstanding Section 8(a), in the event a Change in Control of D-Wave Corporate as defined in the Plan occurs and your employment with the Company is terminated by the Company without cause during the twelve (12) month period following the Change in Control, on the express condition that on or about the effective date of any such termination you sign and do not thereafter revoke the Company’s standard form of release of any claims or entitlements from or against the Company arising from or related to the termination of your employment, whether pursuant to statute, contract, tort, common law, or otherwise, the Company will provide you six (6) months notice, six (6) months Base Salary in lieu of notice, or a combination of the two. By way of example, and for purposes of clarity, the provision of one (1) month notice and five (5) months Base Salary will be in compliance with this Agreement. Pay in lieu of notice will include whatever vacation pay is minimally required by law for the notice period in which the pay in lieu is provided.

9. Irreparable Harm: You acknowledge and agree that a breach of any of the covenants of this Agreement by you cannot be adequately compensated for by monetary award, and may cause irreparable harm to the Company. Accordingly, you agree that in addition to all of the remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply for equitable relief (including without limitation, injunctive relief) to ensure your compliance with the provisions of this Agreement.

10. Assignment and Enurement: You may not assign this Agreement, or any part of this Agreement or any of your rights under this Agreement, without the prior written consent of the Company. The Company may assign this Agreement to any other entity at any time in its sole discretion. This Agreement enures to the benefit of and is binding upon you and the Company and the respective heirs, executors, administrators, successors and permitted assigns.

11. Severability: If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, then that provision or portion will be severed from this Agreement unless otherwise provided. The rest of this Agreement will remain in full force and effect.

12. Entire Agreement: This Agreement contains the whole agreement between you and the Company with respect to your employment with the Company, and there are no representations, warranties, collateral terms or conditions, express or implied, other than as set forth in this Agreement. This Agreement supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise, between you and the Company. You hereby waive any right to assert a claim in tort based on any pre-contractual representations, negligent or otherwise, made by the Company. You also hereby confirm that you have not been induced to enter into this Agreement by any prior agreement, negotiation, discussion, undertaking, representation, warranty, or understanding, whether written or oral, express or implied, statutory or otherwise, between you and the Company. No change or modification of this Agreement will be valid unless it is in writing and initialed by both parties. The terms and conditions of this Agreement shall govern your employment with the Company, regardless of the length of employment or any changes to your position, compensation, title and regardless of whether such change is material or otherwise.

13. Notice: Any notice required or permitted to be given hereunder must be in writing and will be sufficiently given or made if delivered or sent by registered mail to the address of the parties set out on page 1 hereof. Any notice so given will be deemed to have been given and to have been received on the day of delivery if it is a business day and otherwise on the next succeeding business day or, if mailed, on the third business day following the mailing thereof (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause). Addresses for notice may be changed by giving notice in accordance with this Section.

14. Non-waiver: No failure or delay by you or the Company in exercising any power or right under this Agreement will operate as a waiver of such power or right. Any consent or waiver by you or by the Company to any breach or default under this Agreement will be effective only in the specific instance and for the specific purpose for which it was given.

15. Survival of Terms: The provisions of Sections 4 to 18 of this Agreement will survive the termination of your employment and this Agreement.

16. Collection and Use of Personal Information: You acknowledge that the Company will, and hereby consent to the Company collecting, using and disclosing personal information about you where reasonably necessary for security, employment and business purposes in accordance with applicable legislation and any privacy policy of the Company that may be in effect from time to time.

17. Further Assistance and Independent Legal Advice: The parties will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement. You also represent and warrant to the Company and acknowledge and agree that you have been provided an opportunity to seek and were not prevented nor discouraged by the Company from seeking independent legal advice prior to signing and delivering this Agreement.

18. Governing Laws: This Agreement will be construed in accordance with and governed by the laws of California without reference to its conflict of law principles), and the courts of California will have exclusive jurisdiction over any dispute arising from or in any way related to this Agreement.

THE PARTIES have executed this agreement as of the date written above.

D-WAVE COMMERCIAL INC.

Per:	/s/ Vern J. Brownell
VERN J. BROWNELL

I acknowledge and accept the terms and conditions of my employment with the Company as set out above.

Per:	/s/ Jennifer Studer Houston
JENNIFER STUDER HOUSTON